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   SOUTHWEST CAPITAL CORPORATION MERGED WITH SCANNER TECHNOLOGIES CORPORATION

         MINNEAPOLIS, July 31, 2002. Southwest Capital Corporation (OTCBB: SWTC) announced today that it has completed its merger with Scanner Technologies Corporation ("Scanner") pursuant to which Scanner has been merged with and into Southwest. Although Southwest is the surviving corporation in the merger, shareholders of Scanner will own approximately 80% of the outstanding shares of the surviving corporation following the merger. The shareholders of both companies approved the merger in special meetings.

         By approving the merger, the shareholders of Southwest also approved amendments to Southwest's Articles of Incorporation to increase the amount of authorized stock of Southwest to a total of 100 million shares, 50 million of which are common shares and 50 million preferred shares. Moreover, Southwest's shareholders approved a change in the Company's name to "Scanner Technologies Corporation" effective immediately. The parties have made all necessary filings with the Minnesota and the New Mexico Secretary of State, respectively.

         Immediately prior to the merger, 7,568,196 shares of Scanner common stock were outstanding. In the merger, each share of Scanner common stock has been converted into the right to receive (i) 1.057 shares of the surviving corporation's common stock, plus (ii) warrants to purchase 0.2642 shares of the surviving corporation's common stock. The merger does not affect the common stock of the surviving corporation outstanding prior to the merger. As of August 1, 2002, the shares of the surviving corporation will trade on the Over-The-Counter-Bulletin-Board under the symbol "SCNI".

         The surviving corporation continues to operate the business of Scanner Technologies Corporation which invents, develops and markets vision inspection solutions for the semiconductor industry.


For further information, please contact

                        Scanner Technologies Corporation
                            Elwin M. Beaty, President
                              Phone: (480) 777-3793